Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Solid First Quarter 2020 Results;
Reaffirms Fiscal Year 2020 Free Cash Flow Guidance

EVANSVILLE, Ind. – January 31, 2020 – Berry Global Group, Inc. (NYSE:BERY) today reported its first quarter 2020 results, referred to in the following as the December 2019 quarter.

First Quarter Highlights (all comparisons made to the December 2018 quarter)
●	Net sales up 43 percent to over $2.8 billion
●	Operating income up 13 percent to $199 million
●	Operating EBITDA up 36 percent to $451 million
●	Net income per diluted share of $0.35 and adjusted net income per diluted share of $0.56
●	Volume progression on track; Consumer Packaging-North America +3 percent in the quarter
●	RPC Group Plc (“RPC”) integration progressing on plan; synergy target remains on track
●	Reaffirmed fiscal year 2020 cash flow from operations and free cash flow guidance of $1.4 billion and $800 million, respectively

Berry’s Chairman and CEO, Tom Salmon said, “During the quarter we achieved record net sales and operating EBITDA for any December quarterly period in the Company’s history.  Overall, our results and organic growth progression were consistent with our expectations.  I am pleased by the continued performance of our North American Consumer Packaging division, delivering its seventh consecutive quarter of positive organic volume growth, recording 3 percent volume growth in this December quarter.  Additionally, both our Health, Hygiene & Specialties and Engineered Materials divisions reported sequential volume improvement as expected.  Our Consumer Packaging International segment has gotten off to a solid start, with cost synergy realization on plan and commercial activities to drive long-term growth, well under way.  The integration of RPC continues to move forward and our synergy targets remain on track.

“Our financial profile remains strong and will continue to be enhanced as we deliver synergies and benefits from our RPC acquisition coupled with our organic growth improvement initiatives.  The acquisition of RPC has transformed the Company, creating a leading global manufacturer with an unmatched, diversified global product offering and delivery capability, creating significant value for our customers.  Further, through our combined collaboration and know-how in material science, product development, and manufacturing technologies we truly are an innovative thought leader when it comes to designing for sustainability.

“I want to reiterate our focus on driving profitable and sustainable organic growth, and our expectation of delivering positive sales volumes in all of our segments.  We anticipate delivering positive organic base volumes in the March 2020 quarter, with the Consumer Packaging business continuing to grow and our Engineered Materials and Health, Hygiene & Specialties segments continuing their sequential improvement throughout fiscal 2020.  We continue to expect Engineered Materials to inflect to positive growth in our March 2020 quarter with our Health, Hygiene & Specialties segment inflecting in our June 2020 quarter.  Additionally, I am very proud of our continued momentum on strengthening our balance sheet, as we were able to refinance and reduce our debt, saving the Company $45 million in annual cash interest costs.  We look forward to the opportunities that lie ahead to continue to grow free cash flow and drive further shareholder value.”

December 2019 Quarter Results

Consolidated Overview
Net sales were up 43 percent to just over $2.8 billion.  The increase included revenue from the acquisition of RPC of $1,080 million and continued positive organic volumes in our North American Consumer Packaging business.  These positives were partially offset by lower selling prices of $183 million due to the pass through of lower resin costs and the divested sales of the Seal for Life (SFL) business of $28 million.

The operating income increase included contributions from the RPC acquisition of $45 million, synergy realization, and organic earnings growth in our North American Consumer Packaging segment.  These improvements were partially offset by expected unfavorable price cost spread of $20 million, primarily in our Engineered Materials and Health, Hygiene & Specialties segments, along with the sale of our SFL business.

Consumer Packaging - International
Consumer Packaging – International delivered net sales of over $1 billion in the December 2019 quarter.  The net sales growth in the segment is primarily attributed to acquisition net sales from the RPC acquisition.

The operating income increase is attributed to acquisition operating income from the RPC acquisition.

Consumer Packaging - North America
Consumer Packaging – North America delivered net sales of $680 million, a 13 percent increase compared to the December 2018 quarter.  The net sales growth in the segment is primarily attributed to the addition of the North American rigid business from the RPC acquisition of $116 million, along with better than expected, organic volume growth of 3 percent partially offset by lower selling prices of $55 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to contributions from the RPC acquisition of $11 million including synergies from the combination and continued organic volume growth.

Engineered Materials
Engineered Materials delivered net sales of $585 million in the December 2019 quarter.  The decline in the segment is primarily attributed to lower selling prices of $61 million due to the pass through of lower resin costs and a 3 percent expected base volume decline.

The operating income decrease is primarily attributed to an $18 million unfavorable impact from price cost spread, as expected during the quarter.  We are encouraged by the progress our team has made and the positive momentum of the business.  This momentum can be seen with earnings in the December quarter coming in higher than the seasonally stronger September quarter.

Health, Hygiene, & Specialties
Health, Hygiene & Specialties delivered net sales of $541 million.  The net sales decline in the segment is primarily attributed to lower selling prices of $67 million due to the pass through of lower resin costs, prior quarter sales of $28 million related to the divested SFL business and the customer product transition in hygiene.  Excluding the customer product transition, organic sales volume was flat for the quarter.

The operating income decrease is consistent with our expectations and is primarily attributed to an $11 million unfavorable impact from price cost spread, prior quarter operating income related to the divested SFL business, and lost earnings from the customer product transition.  This will be the last quarter the customer product transition will have a significant impact on us on a year-over-year comparison.

Cash Flow and Capital Structure
Our cash flow from operating activities was $218 million for the quarter ended December 2019 compared to $161 million in the prior year quarter, increasing over 35 percent, primarily from incremental cash flow resulting from the RPC acquisition.  The Company’s free cash flow for the four quarters ended December 28, 2019 was $764 million.

Our total debt less cash and cash equivalents at the end of the December 2019 quarter was $10,563 million.  Adjusted EBITDA for the four quarters ended December 28, 2019, was $2,166 million.

RPC Group Plc Acquisition
In July 2019, we completed the acquisition of RPC, for aggregate consideration of $6.1 billion.  RPC is a leading plastic product design and engineering company for packaging and select non-packaging markets, with 189 sites in 34 countries. RPC develops and manufactures a diverse range of products for a wide variety of customers, including many household names, and enjoys strong market positions in many of the end markets it serves and the geographical areas in which it operates.  It uses a wide range of polymer conversion techniques and is also one of the largest plastic recyclers in Europe.  The international based facilities are operated within the Consumer Packaging - International segment with the remaining U.S. based facilities operated within the Consumer Packaging - North America segment.

Legacy RPC operating performance
The legacy RPC business demonstrated solid financial performance given weaker overall European markets in the December 2019 quarter.  Operating EBITDA and volumes both declined low-single digits compared to the prior year quarter.  Specifically during the quarter, the business recorded growth in pharmaceutical and waste management markets, flat volume in food markets offset with general softness in European markets.  Under our first two quarters, of ownership volumes were slightly down, primarily driven by general economic weakness in Europe, while the team has generated low-single digit operating EBITDA growth, on a constant currency basis, primarily from synergy realization.

Sale of SFL Business
In July 2019, the Company completed the sale of its SFL business which was operated in our Health, Hygiene & Specialties segment for net proceeds of $325 million.  The SFL business had sales of approximately $120 million for the four quarters ended June, 29, 2019.  The Company used the proceeds of the sale to repay debt and expedite the primary goal of improving our balance sheet.

Outlook
Our fiscal 2020 free cash flow guidance of $800 million includes $1.4 billion of cash flow from operations partially offset by capital expenditures of $600 million.  This guidance also includes a use of cash for working capital and other restructuring related costs related to the RPC acquisition of $90 million, along with cash taxes of $160 million and cash interest of $500 million.  Based on current interest rates, we will have a tailwind on cash interest, given our recently completed refinancing’s and debt reduction.  In addition, if softness in European markets persist, we would anticipate a headwind to our fiscal year earnings forecast.

We continue to work diligently across our businesses to generate sustainable, profitable organic growth by providing advantaged products in targeted markets.  We anticipate delivering positive organic base volumes in the March 2020 quarter, with the Consumer Packaging business continuing to grow and our Engineered Materials and Health, Hygiene & Specialties segments continuing their sequential improvement throughout fiscal 2020.  Another key strategic objective, post the acquisition of RPC, is to reduce our leverage, as our consistently increasing, dependable, and improving cash flows provide us the opportunity to further improve our balance sheet as we have demonstrated historically.

We believe the acquisition of RPC is truly a transformational and complementary opportunity for our Company and we are off to a solid start with respect to our synergy realization and integration activities.  We intend to realize approximately $150 million of annual cost synergies of which an estimated $75 million is expected to be realized in fiscal 2020.

Investor Conference Call
The Company will host a conference call today, January 31, 2020, at 10 a.m. Eastern Time to discuss our first fiscal quarter 2020 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 2969177.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning January 31, 2020, at 1 p.m. Eastern Time, to February 14, 2020, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 2969177.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse.  The Company is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, has over 48,000 employees and generated $12.6 billion of pro forma net sales in fiscal year 2019 from operations that span over 290 locations on six continents.  For additional information, visit Berry’s website at berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) risks related to the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; and (20) the other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date of this release.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended
	December 28, 2019	December 29, 2018

Net sales	$2,816	$1,972
Costs and expenses:
Cost of goods sold	2,296	1,616
Selling, general and administrative	229	124
Amortization of intangibles	75	42
Restructuring and transaction activities	17	14
Operating income	199	176

Other expense, net	13	—
Interest expense, net	118	64
Income before income taxes	68	112
Income tax expense	21	24
Net income	$47	$88

Net income per share:
Basic	$0.36	$0.67
Diluted	0.35	0.66

Outstanding weighted-average shares: (in millions)
Basic	132.3	131.1
Diluted	134.3	133.8

Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	December 28, 2019	December 29, 2018
Net income	$47	$88
Other comprehensive income (loss), net of tax:
Currency translation	92	(4)
Derivative instruments	13	(17)
Other comprehensive (loss)	105	(21)
Comprehensive income	$152	$67

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	December 28, 2019	September 28, 2019
Assets:
Cash and cash equivalents	$673	$750
Accounts receivable, net	1,400	1,526
Inventories	1,412	1,324
Other current assets	188	157
Property, plant, and equipment, net	4,799	4,714
Goodwill, intangible assets, and other long-term assets	8,552	7,998
Total assets	$17,024	$16,469

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$1,981	$1,935
Current and long-term debt	11,236	11,365
Other long-term liabilities	2,021	1,551
Stockholders’ equity	1,786	1,618
Total liabilities and stockholders' equity	$17,024	$16,469

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Fiscal Year Ended
	December 28, 2019	December 29, 2018

Cash flows from operating activities:
Net cash from operating activities	218	161

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(148)	(75)
Net cash from investing activities	(148)	(75)

Cash flows from financing activities:
Repayments on long-term borrowings	(164)	(110)
Proceeds from issuance of common stock	2	5
Debt financing costs	(2)	—
Repurchase of common stock	—	(52)
Payment of tax receivable agreement	—	(16)
Net cash from financing activities	(164)	(173)
Effect of currency translation on cash	17	(1)
Net change in cash and cash equivalents	(77)	(88)
Cash and cash equivalents at beginning of period	750	381
Cash and cash equivalents at end of period	$673	$293

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended December 28, 2019
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,010	$680	$541	$585	$2,816

Operating income	$45	$49	$35	$70	$199
Depreciation and amortization	81	65	41	29	216
Restructuring and transaction activities (1)	10	2	2	3	17
Other non-cash charges (2)	6	5	4	4	19
Operating EBITDA	$142	$121	$82	$106	$451

	Quarterly Period Ended December 29, 2018*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$51	$601	$659	$661	$1,972

Operating income	$4	$33	$46	$93	$176
Depreciation and amortization	4	53	50	31	138
Restructuring and transaction activities (1)	—	1	12	1	14
Other non-cash charges (2)	—	1	1	1	3
Operating EBITDA	$8	$88	$109	$126	$331

(1)
The current quarter primarily includes transaction activity costs primarily related to the RPC acquisition.  The prior year quarter primarily includes restructuring and transaction related costs related to the Clopay and Laddawn acquisitions.

(2)
Other non-cash charges for the December 2019 quarter includes $19 million of stock compensation expense.  Other non-cash charges for the December 2018 quarter includes $3 million of stock compensation expense.

* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	December 28, 2019	December 29, 2018	December 28, 2019

Net income	$47	$88	$363
Add: other expense, net	13	—	168
Add: interest expense, net	118	64	383
Add: income tax expense	21	24	83
Operating income	$199	$176	$997

Add: non-cash amortization from 2006 private sale	7	7	28
Add: restructuring and transaction activities (2)	17	14	(81)
Add: other non-cash charges (1)	19	3	43
Adjusted operating income (7)	$242	$200	$987

Add: depreciation	141	96	464
Add: amortization of intangibles (3)	68	35	199
Operating EBITDA (7)	$451	$331	$1,650

Add: acquisitions (5)			376
Add: unrealized cost savings (6)			140
Adjusted EBITDA (7)			$2,166

Cash flow from operating activities	$218	$161	$1,258
Net additions to property, plant, and equipment	(148)	(75)	(472)
Payment of tax receivable agreement	—	(16)	(22)
Free cash flow (7)	$70	$70	$764

Net income per diluted share	$0.35	$0.66
Other expense, net	0.10	—
Non-cash amortization from 2006 private sale	0.05	0.05
Restructuring and transaction activities	0.13	0.10
Income tax impact on items above (4)	(0.07)	(0.04)
Adjusted net income per diluted share (7)	$0.56	$0.77

Estimated Fiscal 2020
Cash flow from operating activities	$1,400
Additions to property, plant, and equipment	(600)
Free cash flow (7)	$800

 (1) Other non-cash charges for the December 2019 quarter includes $19 million of stock compensation expense.  Other non-cash charges for the December 2018 quarter includes $3 million of stock compensation expense.  For the four quarters ended December 28, 2019, other non-cash charges includes $42 million of stock compensation expense.
(2) The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The four quarters ended December 28, 2019 primarily includes the sale of our SFL business of $214 million, partially offset by $39 million inventory step up charge related to the RPC acquisition along with other transaction activity expenses related to the RPC acquisition.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $7 million, $7 million and $28 million for the December 2019 quarter, December 2018 quarter and four quarters ended December 28, 2019, respectively.
(4) Income tax effects on adjusted net income is calculated using 25 percent for both the December 2019 and December 2018 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
 (5) Represents Operating EBITDA for the RPC Group Plc acquisition for the period of January 1, 2019 – June 30, 2019 partially offset by the Operating EBITDA from the SFL disposition under our ownership in the period.
 (6) Represents unrealized cost savings related to acquisitions.
 (7) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

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